                                                                    Exhibit 99.1


                                 EXHIBIT 99.1 TO

                                    FORM 10-K


                                    FORM 11-K

                                  ANNUAL REPORT




                        Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934


              For the Fiscal Years Ended December 31, 2002 and 2001





                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                 ----------------------------------------------
                            (Full title of the plan)


                            ROYAL APPLIANCE MFG. CO.
                            ------------------------
          (Name of issuer of the securities held pursuant to the plan)


                    7005 COCHRAN ROAD, GLENWILLOW, OHIO 44139
                    -----------------------------------------
                    (Address of principal executive office)

                          INDEX OF FINANCIAL STATEMENTS



                                                                         PAGES
                                                                         -----

Report of Independent Accountants                                          2

Financial Statements:

  Statements of Net Assets Available for Plan
    Benefits as of December 31, 2002 and 2001                              3

  Statements of Changes in Net Assets Available for
    Plan Benefits for the years ended December 31, 2002 and 2001           4

  Notes to Financial Statements                                        5 - 9


Supplemental Schedule:

   Schedule of Assets (Held at End of Year)                               10

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Trustees of the Royal Appliance 401(k) Retirement Savings Plan


In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Royal Appliance 401(k) Retirement Savings Plan (the "Plan") at December 31, 2002 and 2001, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



PricewaterhouseCoopers LLP



Cleveland, Ohio
March 14, 2003

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                                             DECEMBER 31,
                                                            ---------------------------------------------
                                                                    2002                     2001
                                                            ---------------------     -------------------

          Assets

Investments, at fair value:
      Equity mutual funds                                           $  9,389,419            $ 11,159,352
      Fixed income mutual funds                                        4,767,371               4,162,063
      Royal Appliance Mfg. Co. common stock                            1,016,849                 866,403
      Participant loans                                                  741,490                 857,655
                                                                    ------------            ------------

           Total investments                                          15,915,129              17,045,473

Cash and cash equivalents                                                  1,844                   2,766
Company contributions receivable                                         283,751                 301,500
                                                                    ------------            ------------

Net Assets Available For Plan Benefits                              $ 16,200,724            $ 17,349,739
                                                                    ============            ============


    The accompanying notes are an integral part of these financial statements

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                                                               FOR YEARS ENDED DECEMBER 31,
                                                                        --------------------------------------------
                                                                               2002                     2001
                                                                        -------------------      -------------------
Additions:

      Contributions:
            Company contributions                                              $ 1,152,097              $   949,338
            Employee pre-tax contributions                                       1,259,714                1,159,536
            Participants' after-tax contributions                                    1,394                    1,485
            Participant rollovers from other plans                                  86,924                   45,920
                                                                               -----------              -----------
                   Total contributions                                           2,500,129                2,156,279

      Investment Income (loss):
            Interest and dividends                                                 284,926                  236,516
            Net depreciation in fair market value                               (1,993,795)              (1,987,499)
                                                                               -----------              -----------
                   Net investment loss                                          (1,708,869)              (1,750,983)

                                                                               -----------              -----------
                   Net additions                                                   791,260                  405,296
                                                                               -----------              -----------

Deductions:

      Benefits paid to participants, net                                        (1,940,275)              (1,351,536)
      Miscellaneous fees                                                                 -                   (2,740)
                                                                               -----------              -----------
                   Net deductions                                               (1,940,275)              (1,354,276)
                                                                               -----------              -----------

                   Net change for the year                                      (1,149,015)                (948,980)

      Net assets available for plan benefits, beginning of year                 17,349,739               18,298,719
                                                                               -----------              -----------

      Net assets available for plan benefits, end of year                      $16,200,724              $17,349,739
                                                                               ===========              ===========

    The accompanying notes are an integral part of these financial statements

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

1.  Plan Description and Benefits:

    The following brief description of the Royal Appliance 401(k) Retirement Savings Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Summary Plan Description for more complete information.

       General - The Plan is a defined contribution plan covering substantially all employees of Royal Appliance Mfg. Co. (the "Company"). Employees who attain age 18 and complete at least six months of service are eligible to become participants in the Plan.

       On December 27, 1991, the Company filed Form S-8 with the Securities and Exchange Commission (SEC) allowing participants in the Plan to invest in Common Shares of the Company. This investment option was available as of February 1, 1992. As a result, the Plan is now required to comply with the reporting provisions of the SEC Form 11-K.

       Contributions - Contributions consist of employer matching, employer profit sharing, salary reduction, voluntary after-tax contributions, and rollover contributions. During 2002 and 2001, employer matching contributions were 100% of the first 3% of salary reduction contributions and 50% of the next 2% of salary reduction contributions.

       The employer profit sharing contribution is discretionary based on amounts as authorized by the Board of Directors. All employer contributions have been made in the form of cash. Salary reduction contributions may range from 1% to 90% of qualified compensation subject to annual I.R.S. limits. Participants may also make voluntary after-tax contributions of up to 10% of their annual compensation in addition to the contribution through salary reduction. Rollover contributions are also permitted.

       Participant Accounts - Each participant account is credited with the participant's contribution and allocations of the Company's contribution and Plan earnings offset by Plan administrative expenses. Each day, the Trustee calculates earnings and allocates gains and losses to each participant's account.

       Investment of Funds - Delaware Management Trust Company ("Delaware" or "Trustee"), an affiliate of Lincoln National Corporation, is the trustee and recordkeeper of the Plan.

       Each participant may elect among the following investment vehicles:

       A. Strong Government Securities Fund - seeks to provide a high level of current income by investing in securities issued or guaranteed by the U.S. government.

       B. Fidelity Puritan Fund - seeks to maximize income, with growth of capital being a secondary objective. Invests in high-yielding securities, including common stocks, preferred stocks and bonds.

       C. Templeton Institutional Foreign Equity Mutual Fund - seeks long-term growth of capital by investing in companies generally located in foreign countries.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

1.   Plan Description and Benefits (continued):

     D. Blackrock Small Capitalization Growth Fund - seeks long-term capital growth by investing in stocks of small companies with earnings growth momentum and relative price strength. During December 2002, this investment option was discontinued and the participant funds were transferred to the SEI Institutional Managed Small Capitalization Growth fund.

     E. SEI Institutional Managed Small Capitalization Growth Fund - seeks long-term capital appreciation by investing in companies with market capitalizations of less than $1 billion judged to have strong capital appreciation potential because of their relative market value position, anticipated earning growth, or similar opportunities.

     F. Morgan Stanley Institutional Small Capitalization Value Portfolio - seeks long-term capital growth by investing in stocks of small companies with stocks selling at discounted price/earnings valuations.

     G. Massachusetts Investors Growth Fund - Seeks long term growth of capital and future income by choosing companies believed to have better-than-average long-term growth potential.

     H. Davis New York Venture Fund - seeks long-term capital growth by investing in securities that have above average appreciation potential. This investment option was discontinued effective September 1999. However, during January 2001, this investment option was reinstated.

     I. Delaware S&P 500 Index Fund - seeks to return investment results that correspond to the price and yield performance of the S&P 500 Index.

     J. Delaware Preservation Fund - seeks to provide a high degree of safety, stable principal value and consistent and positive returns.

     K. Delaware Select Growth Fund - seeks securities with high, consistent and accelerating earnings. Targets companies with earnings growth rates of 20% or more with capitalization of at least $300 million.

     L. Delaware Growth and Income Fund - seeks total return by providing capital appreciation potential plus dividend income. Invests in common stocks that have a better yield than the average dividend yield of the S&P 500 Index. During July 2002, this investment option was discontinued and the participant funds were transferred to the Dodge & Cox Stock Fund.

     M. Dodge & Cox Stock Fund - seeks long-term growth of principal and income, current income is a secondary consideration

     N. Royal Stock Fund - This fund is comprised exclusively of Common Shares, without par value of the Company (Common Shares). Each participant electing to purchase Common Shares through the Stock Fund is permitted to vote such Common Shares in the same manner as any other shareholder and is furnished proxy materials to such effect. If a participant does not vote their proxy, the Trustee votes the proxy for the participant's Common Shares. Common Shares purchased under the Account are generally purchased on the open market for cash. The price of Common Shares purchased on the open market is priced for each participant's account at an average purchase price of all shares purchased, plus brokerage fees, taxes, commissions and expenses incident to the purchase, unless it is determined that the Company will bear these costs. No more than 25% of a participant's contributions may be invested in the Royal Stock Fund.

     Participants can allocate their contribution between the Funds in various percentages, which can be changed on a daily basis throughout the year.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

1.   Plan Description and Benefits (continued):

     Vesting - All contributions are 100% vested and non-forfeitable.

     Loans, Distributions and Withdrawals - Loans and hardship withdrawals are permitted pursuant to the terms of the Plan. In addition, participants may make hardship withdrawals from the voluntary after-tax contribution account by filing a written request at least thirty (30) days in advance. Loans are secured by the balance in the participant's vested account and carry an interest rate equal to the prime rate plus one percent on the date of the loan. Interest rates range from 5.25% to 10.50%. Principal and interest are paid ratably through payroll deductions.

     Participants and their beneficiaries are entitled to receive a distribution of their account balances upon death, disability, termination of employment prior to retirement, or retirement. Distributions may be made in a lump sum or periodic payments, as may be elected by the participants or their beneficiaries, subject to the terms of the Plan.

     Expenses - Administrative fees, brokerage fees and other Plan expenses are the responsibility of the Plan. The Company, at its discretion has elected to pay these costs directly.

2.   Summary of Significant Accounting Policies:

     Basis of Presentation - The accompanying financial statements have been prepared on an accrual basis in accordance with accounting principles generally accepted in the United States of America. Certain reclassifications have been made to prior year's financial statements to conform to the current year presentation.

     Use of Estimates - The preparation of financial statements in accordance with accounting principles generally accepted in the United Sates of America requires the use of management's estimates. These estimates are subjective in nature and involve judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at fiscal year end and the reported amounts of additions and deductions during the fiscal year. Actual results could differ from those estimates.

     Risks and Uncertainties - Financial instruments which potentially subject the Plan to concentrations of credit risk consist primarily of securities in which the Plan invests. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the near-term could materially affect participants' account balances and the amounts reported in the statements of net assets available for plan benefits.

     Cash and Cash Equivalents - The Plan considers all liquid investments with original maturities of three months or less to be classified as cash equivalents. Cash equivalents are stated at cost, which approximates market value.

     Investments - The Plan's investments are maintained in a trust fund administered by the Trustee. Investments are recorded at acquisition cost on a trade-date basis, which includes brokerage commissions, and are revalued each business day based upon quoted market prices. In the statements of changes in net assets available for plan benefits, the Plan presents the realized appreciation or depreciation on investments and the unrealized appreciation or depreciation in the fair value of investments. Net appreciation or depreciation is determined based on the difference between average cost of the investments and the market value as of each valuation date of such investment. Average cost is determined based on the weighted average cost of all investments purchased less any dispositions during the Plan year.

     Distributions - Plan distributions are recorded when paid.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

3.   Investments

     The following presents the market value of investments that represent 5 percent or more of the Plan's net assets at either December 31, 2002 or 2001:

                                                                                    DECEMBER 31,
                                                                       --------------------------------------
                                                                             2002                 2001
                                                                       --------------------------------------
Strong Government Securities Fund,
138,177 and 112,410 shares, respectively                                     $ 1,539,288         $ 1,212,909

Fidelity Puritan Fund, 109,944 and
111,314 shares, respectively                                                 $ 1,736,013         $ 1,966,911

Templeton Institutional Foreign Equity Mutual Fund,
88,728 and 81,165 shares, respectively                                       $ 1,076,271         $ 1,174,454

Blackrock Small Capitalization Growth Fund,
137,134 shares as of December 31, 2001                                       $         -         $ 1,814,287

Davis New York Venture Fund, 64,172 and 63,068 shares,
respectively                                                                 $ 1,343,758         $ 1,603,819

Delaware S&P 500 Index Fund, 407,369
and 393,041 shares, respectively                                             $ 2,102,027         $ 2,641,239

Delaware Preservation Fund, 190,425 and
183,132 shares, respectively                                                 $ 3,228,083         $ 2,949,154

SEI Institutional Managed Small Capitalization Growth Fund,
130,242 shares as of December 31, 2002                                       $ 1,334,983         $         -

Royal Appliance Mfg. Co. Common Stock, 139,869                               $ 1,016,849         $   866,403
and 173,280 shares, respectively



     The net (depreciation) appreciation in the fair value of the Plan's investments for fiscal years 2002 and 2001 was as follows:

                                                              2002                 2001
                                                        ----------------     ----------------
Equity mutual funds                                        $(2,501,755)         $(2,186,947)
Fixed income mutual funds                                      178,489               25,104
Royal Appliance Mfg. Co. Common stock                          329,471              174,344
                                                           ------------         ------------

     Total                                                 $(1,993,795)         $(1,987,499)
                                                           ============         ============



4.   Income Tax Status:

     The Internal Revenue Service (IRS) has issued a favorable determination letter dated June 20, 1995, with respect to the Plan's qualified status, as amended, under Section 401(a) of the Internal Revenue Code (Code). As such, the trust established thereunder is exempt from Federal income taxes under
     Section 501(a) of the Code. The Plan has been amended subsequent to the issuance of the determination letter, however, the Company's management believes that the Plan continues to be designed and operated in compliance with the applicable requirements of the Code.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

5.   Right to Terminate:

     Although it has not expressed any interest to do so, the Company has the right to terminate the Plan at any time.

6.   Party-in-Interest Transactions:

     At December 31, 2002 and 2001, the Plan held units of participation in certain mutual funds in which Delaware Investment Company is the advisor to the fund and Trustee to the Plan. As of December 31, 2002 and 2001, these funds had a total market value of $6,074,912 and $6,722,204, respectively.

     At December 31, 2002 and 2001, the Plan held 139,869 and 173,280 shares of Royal Appliance Mfg. Co. common stock, valued at $1,016,849 and $866,403, respectively.

7.   Match Contribution True-Up:

     During 2002, it was discovered that certain participants did not receive their full employer matching contributions. As a result, the match contributions for 2001 and 2000 were recalculated and adjusted accordingly. This resulted in additional contributions of $51,974 and $91,378 for 2001 and 2000, respectively, being credited to the participants accounts in 2002. In accordance with applicable safeharbor provisions for self-correcting, interest was applied to the contributions that were not made in a timely manner. The participants that were impacted by the adjusted match contribution were notified in writing. Changes were made to ensure that future match calculations are made timely.

                 ROYAL APPLIANCE 401(k) RETIREMENT SAVINGS PLAN
         SCHEDULE H, LINE 4I - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
                             AS OF DECEMBER 31, 2002


                                                                            Description of
                                                                         investment including
                                                                          maturity date, rate
                       Identity of issue,                               of interest, collateral,       Market
               borrower, lessor, or similar party                        par or maturity value          Value
    ------------------------------------------------------------------  ------------------------  --------------

    Strong Government Securities Fund                                        Mutual Fund             $ 1,539,288
    Fidelity Puritan Fund                                                    Mutual Fund               1,736,013
    Templeton Institutional Foreign Equity Mutual Fund                       Mutual Fund               1,076,271
    SEI Institutional Managed  Small Capitalization Growth Fund              Mutual Fund               1,334,983
    Morgan Stanley Institutional Small Capitalization Value Portfolio        Mutual Fund                 671,860
    Massachusetts Investors Growth Fund                                      Mutual Fund                  86,441
    Davis New York Venture Fund                                              Mutual Fund               1,343,758
 *  Delaware S&P 500 Index Fund                                              Mutual Fund               2,102,027
 *  Delaware Preservation Fund                                               Mutual Fund               3,228,083
 *  Delaware Select Growth Fund                                              Mutual Fund                 744,802
    Dodge & Cox Stock Fund                                                   Mutual Fund                 293,264
 *  Royal Stock Fund                                                         Common Stock              1,016,849
 *  Participant Loans                                                      5.25% to 10.50%               741,490
                                                                                                  --------------
                                                                                                    $ 15,915,129
 *  Represents party-in-interest to the Plan
